Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of ProShares Trust II of our report dated February 25, 2022 relating to combined financial statements of ProShares Trust II, the individual financial statements of each of the individual funds comprising ProShares Trust II, the effectiveness of internal control over financial reporting of ProShares Trust II, and the effectiveness of internal control over financial reporting of each of the individual funds comprising ProShares Trust II, which appears in ProShares Trust II’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

September 9, 2022

September 8, 2022

VIA EDGAR CORRESPONDENCE

Division of Corporate Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	ProShares Trust II Pool ID #57119

ProShares UltraShort Gold Pool ID #44236

ProShares UltraShort Silver Pool ID #44237

ProShares UltraShort Euro Pool ID #44243

ProShares UltraShort Yen Pool ID #44244

ProShares Ultra Euro Pool ID #44245

ProShares Ultra Yen Pool ID #44246

ProShares VIX Mid-Term Futures ETF Pool ID #51851

ProShares Ultra Bloomberg Natural Gas Pool ID #57032

ProShares UltraShort Bloomberg Natural Gas Pool ID #57033

We are writing to respond to the comments contained in your letter to us dated July 8, 2022, relating to Post-Effective Amendment No. 1 to the Form S-1 for the above referenced commodity pools (the “Pools”), which was filed with the Securities and Exchange Commission on June 24, 2022.

For ease of reference, your comments have been restated before our response. Capitalized terms not otherwise defined have the same meanings as those in the Post-Effective Amendment.

1.

Comment: Please prominently discuss the impact of current geopolitical events on the markets for natural gas, gold and silver, on the futures markets for natural gas, gold and silver and on your related funds. Your discussion should address volatility in prices and trading volume for natural gas, gold and silver futures and in your shares. Please place this discussion in context by quantifying, to the extent information is available, the relative contribution of Russia and Ukraine in the global markets for natural gas, silver and gold, prices of natural gas, silver and gold, the price of your shares, the price of any futures contracts for natural gas, gold or silver, the extent to which these futures markets are experiencing backwardation, and the increased trading volume of natural gas, gold and silver futures and your shares as of the most recent practicable date. Similarly, please revise your risk factor on page 26 to describe specific risks of current geopolitical events for the natural gas, gold and silver markets and for your related funds and their investments. Also revise to describe the risks relating to the impact of current events on underlying assumptions and expectations and the potential for resulting volatility and losses.

Response:         The Trust has revised the disclosure in response to your comment.

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We hope that these responses and the revised disclosure adequately address your comments. If you have any further comments or questions, please contact me as soon as practicable. Thank you for your time and attention to this.

Very truly yours,

/s/ Robert Borzone
ProShare Capital Management LLC
Senior Director, Counsel